As filed with the Securities and Exchange Commission on August 25, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0662382
(State of Incorporation)	(IRS Employer Identification No.)

909 Fannin, Suite 3208 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

GeoMet, Inc. 2005 Stock Option Plan

GeoMet, Inc. 2006 Long-Term Incentive Plan

Stock Acquisition and Stockholders’ Agreement

(Full title of each Plan)

William C. Rankin

Chief Financial Officer and Secretary

909 Fannin, Suite 3208

Houston, Texas 77010

(713) 659-3855

(Name, address and telephone number of agent for service)

Copy to:

Dallas Parker

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,607,170 shares	$11.00	$39,678,870	$4,246

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also being registered hereunder.
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Stock Market LLC on August 23, 2006, $11.00. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of shares of the Company’s common stock issuable under the Plans.

EXPLANATORY NOTE

GeoMet, Inc., a Delaware corporation (the “Company”), has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,607,170 shares of its common stock, par value $0.001 per share (the “Common Stock”) issuable to participants under the Company’s 2005 Stock Option Plan (“2005 Plan”), its 2006 Long-Term Incentive Plan (with the 2005 Plan, the “Plans”), and the Stock Acquisition and Stockholders’ Agreement dated December 7, 2000, by and among GeoMet Resources, Inc. (the Company’s former name), J. Darby Seré, William C. Rankin, and others (the “2000 Agreement”). Of the total, 804,229 shares relate to underlying shares of the Company’s Common Stock to be issued upon the exercise of options or vesting of restricted share awards previously granted under the Plans to directors, officers and employees of the Company and 1,040,000 shares relate to the underlying shares of the Company’s Common Stock to be issued upon the exercise of options previously granted under the 2000 Agreement pursuant to an exemption from the Securities Act.

This Registration Statement contains two parts. The first part contains prospectuses pursuant to Form S-8, which cover issuance of securities under the Plans and the 2000 Agreement. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8 and will be used for offers of securities of the Company pursuant to the Plans and the 2000 Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Note:	The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by us with the Commission and are incorporated by reference in this Registration Statement:

(a) The Prospectus filed by the Registrant on July 27, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-134070), which contains audited financial statements of the Registrant for the latest period for which such statements have been filed;

(b) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 10, 2006 (Commission File No. 001-32960);

(c) Our Current Report on Form 8-K filed on August 10, 2006 (Commission File No. 001-32960); and

(d) The description of the Common Stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 28, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article VI of our Amended and Restated Certificate of Incorporation and Article IX of our Amended and Restated Bylaws provide for the indemnification of our directors, officers and other authorized representatives to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

We currently carry directors and officers liability insurance and have entered into indemnification agreements with each of our directors and officers that provide for indemnification and expense advances to the fullest extent permitted under the Delaware General Corporation Law

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

            The following documents are filed as exhibits to this Registration Statement:

4.1	GeoMet, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement No. 333-131716 filed on April 14, 2006)

4.2	GeoMet, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement No. 333-131716 filed on May 12, 2006)

4.3*	Stock Acquisition and Stockholders Agreement dated December 7, 2000 by and among GeoMet Resources, Inc., Yorktown Energy Partners IV, L.P., J. Darby Seré, and William C. Rankin

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 25th day of August, 2006.

GEOMET, INC.

By:	/s/ J. Darby Seré
J. Darby Seré, Chairman of the Board,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of GeoMet, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint J. Darby Seré and William C. Rankin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature / Title

August 25, 2006	By:	/s/ J. Darby Seré
J. Darby Seré
Chairman of the Board, President and
Chief Executive Officer

August 25, 2006	By:	/s/ William C. Rankin
William C. Rankin
Executive Vice President and
Chief Financial Officer

August 25, 2006	By:	/s/ Frank C. Turner, II
Frank C. Turner, II
Controller

August 25, 2006	By:	/s/ J. Hord Armstrong, III
J. Hord Armstrong, III
Director

August 25, 2006	By:	/s/ James C. Crain
James C. Crain
Director

August 25, 2006	By:	/s/ Stanley L. Graves
Stanley L. Graves
Director

August 25, 2006	By:	/s/ Charles D. Haynes
Charles D. Haynes
Director

August 25, 2006	By:	/s/ W. Howard Keenan, Jr.
W. Howard Keenan, Jr.
Director

August 25, 2006	By:	/s/ Philip G. Malone
Philip G. Malone
Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	GeoMet, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement No. 333-131716 filed on April 14, 2006)

4.2	GeoMet, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement No. 333-131716 filed on May 12, 2006)

4.3*	Stock Acquisition and Stockholders Agreement dated December 7, 2000 by and among GeoMet Resources, Inc., Yorktown Energy Partners IV, L.P., J. Darby Seré, and William C. Rankin

5.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith